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                                                                   EXHIBIT 10.38

                      Summary of 1996 Incentive Pay Program

The 1996 Incentive Pay Program has two components, a cash bonus component for all qualifying employees and, for senior level employees, a restricted stock component implemented under the Company's 1991 Equity Incentive Plan. Award under both components are conditioned upon attainment of certain corporate goals set by the Compensation Committee as well as on individual performance.

Under the cash bonus component, employees are eligible to receive cash bonuses of up to 16% of eligible salary. Restricted stock awards may range up to 10% of eligible salary, with the number of shares issued based on the market value of the Company's Common Stock at the beginning and end of the applicable period, whichever is lower. Restricted stock awards vest ratably over three years, with one-third vesting at the end of each year.